Exhibit 99.1

Contact:

Emily Riley —	phone: 215.231.1035

email: emily.riley@radian.biz

Radian Announces Early Tender Results and Upsizing of its Previously Announced

Cash Tender Offers for Certain Series of Notes

PHILADELPHIA, September 26, 2017 — Radian Group Inc. (NYSE: RDN) (the “Company”) announced today the early tender results and upsizing of its previously announced cash tender offers (the “Tender Offers”) for the debt securities in the table below (collectively, the “Notes”). The Company has amended the terms of the Tender Offers to increase the Maximum Series Tender Cap (as defined below) relating to the 7.00% Senior Notes due 2021 from $125 million to $175 million in aggregate consideration. All other terms of the Tender Offers remain unchanged. The “Maximum Series Tender Cap” refers to the aggregate consideration to be paid by the Company in respect of each series of Notes, excluding Accrued Interest (as defined below).

The aggregate principal amount of Notes of each series that were validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on September 25, 2017 (the “Early Participation Time”), as reported by the Depositary (as defined below), and the aggregate principal amount of each series of Notes that are expected to be accepted for purchase by the Company on September 26, 2017 (the “Early Settlement Date”), subject to the satisfaction or waiver of certain conditions to the Tender Offers set forth in the Offer to Purchase (defined below) are specified in the table below.

Notes (CUSIP/ISIN)	Outstanding Principal Amount	Original Maximum Series Tender Cap	Revised Maximum Series Tender Cap	Principal Amount Tendered	Principal Amount Expected to be Accepted for Purchase on Early Settlement Date	Total Consideration (rounded) (1)(2)
5.50% Senior Notes due 2019 (750236AR2/US750236AR21)	$300,000,000	$150,000,000	No change	$231,835,000	$141,377,000	$149,999,583
5.25% Senior Notes due 2020 (750236AS0/US750236AS04)	$350,000,000	$125,000,000	No change	$277,852,000	$115,874,000	$124,999,078
7.00% Senior Notes due 2021 (750236AT8/US750236AT86)	$350,000,000	$125,000,000	$175,000,000	$322,588,000	$152,339,000	$174,999,426

(1)	Excludes Accrued Interest (as defined below), which will be paid by the Company.
(2)	Includes the Early Participation Premium (as defined below) of $30.00 per $1,000 principal amount of Notes.

The terms and conditions of the Tender Offers are set forth in an Offer to Purchase dated September 12, 2017 (as amended hereby, the “Offer to Purchase”), which has been sent to holders of the Notes. Holders of the Notes are urged to read carefully the Offer to Purchase, as it contains important information regarding the Tender Offers.

Subject to the terms and conditions of the Tender Offers, holders who validly tendered their Notes on or prior to the Early Participation Time and whose Notes are accepted for purchase will receive the applicable Total Consideration set forth in the table above for each $1,000 principal amount of Notes purchased pursuant to the Tender Offers, which includes an early participation premium of $30.00 per $1,000 principal amount of Notes (the “Early Participation Premium”), plus accrued and unpaid interest on such Notes from, and including, the applicable last interest payment date with respect to those Notes to, but not including, the Early Settlement Date (“Accrued Interest”). Withdrawal rights for the Notes expired at 5:00 p.m., New York City time, on September 25, 2017.

As the aggregate consideration to be paid by the Company in respect of each series of Notes that have been tendered would exceed the applicable Maximum Series Tender Caps, acceptance for tenders of each series of Notes has been prorated such that (i) of the $231,835,000 aggregate principal amount of the 5.50% Senior Notes due 2019 that were tendered as of the Early Participation Time, only $141,377,000 aggregate principal amount are expected to be accepted for purchase on the Early Settlement Date; (ii) of the $277,852,000 aggregate principal amount of the 5.25% Senior Notes due 2020 that were tendered as of the Early Participation Time, only $115,874,000 aggregate principal amount are expected to be accepted for purchase on the Early Settlement Date; and (iii) of the $322,588,000 aggregate principal amount of the 7.00% Senior Notes due 2021 that were tendered as of the Early Participation Time, only $152,339,000 aggregate principal amount are expected to be accepted for purchase on the Early Settlement Date .

Because the Tender Offers have been fully subscribed as of the Early Participation Time, no Notes tendered after the Early Participation Time will be accepted for purchase in the Tender Offers. Any Notes tendered after the Early Participation Time, together with any Notes tendered at or prior to the Early Participation Time but not accepted by the Company, including Notes not accepted because of proration, will be returned to the holders thereof. The Tender Offers will expire at 11:59 p.m. New York City time, on October 10, 2017, unless extended or earlier terminated.

The obligation of the Company to accept any Notes tendered and to pay the consideration therefor is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the consummation of an offering of senior debt securities, which the Company commenced concurrently with the Tender Offers, the net proceeds of which, together with other available cash, will fund the Tender Offers (the “Debt Financing”). The Debt Financing is expected to close on September 26, 2017, subject to customary closing conditions.

The dealer manager for the Tender Offers is RBC Capital Markets, LLC (the “Dealer Manager”). The information agent and the depositary for the Tender Offers is Global Bondholder Services Corporation (the “Depositary”). Any questions regarding the terms of the Tender Offers should be directed to the Dealer Manager at (toll-free) (877) 381-2099 or (212) 618-7822. Any questions regarding procedures for tendering Notes should be directed to the information agent at (toll-free) (866) 873-6300 or (for banks and brokers) (212) 430-3774) or 65 Broadway, Suite 404, New York, NY 10006.

This news release shall not be construed as an offer to purchase or sell or a solicitation of an offer to purchase or sell any of the Notes or any other securities. The Company, subject to applicable law, may amend, extend or terminate any or all of the Tender Offers and may postpone the acceptance for purchase of, and payment for, the Notes so tendered. The Tender Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the Dealer Manager, the information agent or the Depositary makes any recommendations as to whether holders of the Notes should tender their Notes pursuant to the Tender Offers. Nothing contained herein shall constitute an offer of the debt securities that are the subject of the Debt Financing.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

•	Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance protects lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.

•	Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

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